[Logo Here] ICU MEDICAL, INC.


                           ICU MEDICAL, INC. ANNOUNCES
                           ---------------------------
                       AGREEMENT WITH ABBOTT LABORATORIES
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         FEBRUARY 28, 2001, SAN CLEMENTE, CALIFORNIA -- ICU Medical, Inc. (ICUI
-- NASDAQ/NMS), the San Clemente based maker of safe medical connectors, today announced a new co-promotion and distribution agreement with Abbott Laboratories. As part of the eight-year agreement, ICU Medical will manufacture new custom-made intravenous (I.V.) sets for sale through Abbott's Hospital Products Division. Abbott and ICU Medical will jointly promote the products under the name SetSource(TM).


         "We are excited about this opportunity to expand our relationship with Abbott," said George A. Lopez, M.D., chairman and chief executive officer, ICU Medical. "With ICU's ability to cost effectively manufacture custom sets in only days versus months for the rest of the industry, combined with Abbott's strength in the marketplace, we expect to capture significant market share in this arena."


         "Plans to aggressively go after the custom I.V. market, which is estimated to be more than $50 million, are under way," said Rich Costello, vice president, Sales, ICU Medical. "Sales are expected to start almost immediately, with a full launch scheduled within ninety days."


         The foregoing statement concerning Management's expectation with respect to future results is a forward looking statement based upon the best information currently available to Management and assumptions Management believes are reasonable, but Management does not intend the statement to be a representation as to future results. Future results are subject to risks and uncertainties, including the risk factors described in the Company's filings with the Securities and Exchange Commission, which include those in the Form 8-K dated November 5, 1999. Actual results in the future may differ materially from Management's current expectations.




CONTACT: Francis J. O'Brien
                  Chief Financial Officer
                  ICU Medical, Inc.
                  (949) 366-2183